As filed with the Securities and Exchange Commission on May 22, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OMNICARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	31-1001351
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 Omnicare Center 201 East Fourth Street Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)
Omnicare, Inc. 2014 Stock and Incentive Plan
(Full title of the plan)

John L. Workman
Chief Executive Officer
Omnicare, Inc.
900 Omnicare Center
201 East Fourth Street
Cincinnati, Ohio 45202
(513) 719-2600
(Name, address and telephone number, including area code, of agent for service)
 __________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.
Large accelerated filer   ☒      Accelerated filer  ☐       Non-Accelerated filer  ☐       Smaller reporting company  ☐
 __________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $1.00 par value per share	8,306,763	$ 62.29	$373,740,000	$48,137.71
(1)
As described in the Explanatory Note in this registration statement, the number of shares of common stock, $1.00 par value per share (“Common Stock”), registered hereby consists of (a) 6,000,000 shares being registered for the first time pursuant to the Omnicare, Inc. 2014 Stock & Incentive Plan (the “2014 Plan”), plus (b) up to 2,306,763 shares (the “Carryover Shares”) that were previously registered with respect to the Omnicare, Inc. 2004 Stock & Incentive Plan (the “2004 Plan”) on Form S-8, filed with the Securities and Exchange Commission on November 12, 2004 (Registration Statement No. 333-120450) (the “2004 S-8”). The Carryover Shares are available for future grants under the 2014 Plan as of May 22, 2014, the date of the adoption of the 2014 Plan.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average high and low prices reported for the shares on the New York Stock Exchange on May 20, 2014.

(4)
The Registrant is paying registration fees solely with respect to the 6,000,000 shares of Common Stock newly registered hereby. The registration fee with respect to the Carryover Shares was paid upon filing of the 2004 S-8 as described in footnote (1) above, and no further registration fee is required.

EXPLANATORY NOTE
The stockholders of Omnicare, Inc. (the "Company") approved the Company's 2014 Stock and Incentive Plan (the "2014 Plan") on May 22, 2014 (the "Effective Date"). As provided in the 2014 Plan, 6,000,000 shares of common stock, par value $1.00 per share ("Common Stock") are available for issuance thereunder. In addition, the number of shares of Common Stock available for issuance under the 2014 Plan will be increased by up to 2,306,763 shares of Common Stock that are currently subject to awards made under the Company's 2004 Stock and Incentive Plan (the "2004 Plan") that are forfeited, canceled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminated without payment being made thereunder (the "Carryover Shares"). The Company’s authority to grant new awards under the 2004 Plan terminated on the tenth anniversary thereof on May 18, 2014.
The purpose of this registration statement is to register the 6,000,000 shares being registered for the first time pursuant to the 2014 Plan and the Carryover Shares, which were previously registered on a Form S-8, filed with the Securities and Exchange Commission (the "Commission") on November 12, 2004 (Registration Statement No. 333-120450).
PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the 2014 Plan as specified by Rule 428(b) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission, are incorporated herein by reference and made a part hereof:

(1)
The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 1-08269), which incorporates by reference certain portions of the Company's definitive proxy statement for its 2014 Annual Meeting of Stockholders;

(2)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above (other than information deemed to have been "furnished" rather than "filed" in accordance with the Commission's rules); and

(3)
The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by the person ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by the person, in connection with the defense or settlement of such action, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director or officer against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation Expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of Expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification of Expenses may be entitled under any bylaw, agreement or otherwise.
Article Twelve of the Certificate of Incorporation of the Company provides for the broad indemnification of the directors and officers of the Company and for advancement of litigation Expenses to the fullest extent required or permitted by current Delaware law. Article Eleven of the Certificate of Incorporation of the Company eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.
The Company maintains a director and officer liability insurance policy that reimburses the Company for Expenses that it may incur in conjunction with the foregoing indemnity provisions and that may provide direct indemnification to officers and directors where the Company is unable to do so.
Item 8. Exhibits.
Reference is made to the attached Exhibit Index, which is incorporated by reference herein.
Item 9. Undertakings.
(a) The Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 22, 2014.
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John L. Workman and Alexander M. Kayne, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her in any and all capacities, to sign the Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John L. Workman	Chief Executive Officer and Director	May 22, 2014
John L. Workman	(Principal Executive Officer)

/s/ Robert O. Kraft	Senior Vice President & Chief Financial Officer	May 22, 2014
Robert O. Kraft	(Principal Financial and Accounting Officer)

/s/ James D. Shelton	Director	May 22, 2014
James D. Shelton

/s/ John L. Bernbach	Director	May 22, 2014
John L. Bernbach

/s/ James G. Carlson	Director	May 22, 2014
James G. Carlson

/s/ Mark A. Emmert	Director	May 22, 2014
Mark A. Emmert

/s/ Steven J. Heyer	Director	May 22, 2014
Steven J. Heyer

/s/ Samuel R. Leno	Director	May 22, 2014
Samuel R. Leno

/s/ Barry M. Schochet	Director	May 22, 2014
Barry M. Schochet

/s/ Amy Wallman	Director	May 22, 2014
Amy Wallman

Exhibit No.	Description
5.1	Opinion of White & Case LLP.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of White & Case LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included in the signature page of this Registration Statement).*
99.1	Omnicare, Inc. 2014 Stock & Incentive Plan (incorporated herein by reference to Appendix B to the Company's Definitive Proxy Statement on Schedule 14A filed on April 18, 2014).
* Filed Herewith.

5